UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LITHIA MOTORS, INC.

(Exact Name of Registrant as Specified In Its Charter)

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LITHIA MOTORS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On April 28, 2010

To the Shareholders of Lithia Motors, Inc.:

I am pleased to invite you to the Annual Meeting of Shareholders of LITHIA MOTORS, INC., which will be held at our Apple Street Conference Room located at 401 E. 4th Street, Medford, Oregon 97501, on Wednesday, April 28, 2010, at 8:30 a.m., Pacific Daylight Time for the following purposes:

1.	To elect five (5) Directors to serve for the ensuing year;

2.	To approve an amendment to the Lithia Motors, Inc. Amended and Restated 2003 Stock Incentive Plan; and

3.	To ratify the appointment of KPMG LLP as our Independent Registered Public Accountants for the year ending December 31, 2010.

We will also consider and act on such other matters as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 2, 2010 as the record date. Only holders of record of our common stock at the close of business on the record date will be entitled to notice of and to vote at the meeting and any adjournment thereof. Further information regarding voting rights and the matters to be voted upon is presented in this proxy statement.

We are pleased to announce that we will be taking advantage of Securities and Exchange Commission rule changes providing flexibility for public companies to distribute their annual proxy statement, proxy card and annual report to shareholders. A company may distribute these materials to shareholders by mailing a brief “Notice of Internet Availability” and posting the proxy materials on a website. This process is informally called “e-proxy.” We are taking advantage of e-proxy to distribute our proxy materials for this Annual Meeting of Shareholders.

Below are some questions and answers that we hope will help our shareholders understand how e-proxy works.

What’s the point of e-proxy?

E-proxy delivers benefits for both shareholders and companies, including:

•	leveraging the power of the Internet to make proxy materials more timely, easily accessible and encourage electronic voting;

•	promoting socially-conscious business practices by reducing consumption of paper, energy and other resources;

•	saving money for the company and its shareholders; and

•	providing more choices for shareholders to access proxy information and vote, while preserving the ability to receive paper materials if they wish.

What does the “Notice of Internet Availability” look like?

The Notice of Internet Availability is titled “Important Notice Regarding the Availability of Proxy Materials Lithia Motors, Inc.” The notice contains:

•	a notice of the annual meeting;

•	instructions on how to view the proxy materials online or request paper copies;

•	instructions about various methods of voting (including online); and

•	a brief description of the topics on the annual meeting agenda.

Can I vote my shares by filling out and returning the Notice of Internet Availability?

No. The Notice of Internet Availability has instructions on how to vote on the Internet, by phone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the annual meeting.

I prefer to read my proxy materials on paper. How do I get paper copies?

The Notice of Internet Availability has instructions on how to request paper copies by phone, email or on the Internet. You will be sent the materials by first class mail within three business days of your request, at no cost to you. Once you request a paper copy, you will continue to receive the materials in paper form until you instruct us otherwise. The online proxy materials will also be in a format suitable for printing on your own printer.

I have previously indicated I want to receive my proxy materials electronically. Will I still receive my materials via email as I have in the past?

Yes. The e-proxy rules work in harmony with the existing rules that allow shareholders to have their proxy materials delivered electronically via email. If you have already signed up to receive the materials by email or other electronic transmission, you will continue to receive them that way.

If you have any questions regarding this information or the proxy materials, please visit our website at www.lithia.com or contact our Investor Relations department at 541-776-6591.

We appreciate your continued support of Lithia Motors and look forward to either greeting you personally at the meeting or receiving your proxy.

Very truly yours,

SIDNEY B. DeBOER
March 19, 2010	Chairman of the Board and Chief Executive Officer

LITHIA MOTORS, INC.

PROXY STATEMENT

General

This proxy statement and the accompanying 2009 Annual Report to Shareholders, the Notice of Annual Meeting and the proxy card are being furnished to the shareholders of Lithia Motors, Inc., an Oregon corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2010 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at our Apple Street Conference Room located at 401 E. 4th Street, Medford, Oregon 97501, on Wednesday, April 28, 2010, at 8:30 a.m. Pacific Daylight Savings Time and any adjournment thereof.

Solicitation and Revocation of Proxies

The Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by Lithia Motors, Inc.

The Board of Directors has designated Sidney B. DeBoer and M. L. Dick Heimann as the proxy holders for the Annual Meeting. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the shareholder as provided in the proxy card, it will be voted in accordance with any specification made. Proxies submitted without specification will be voted to elect the nominees for Directors proposed by the Board of Directors and for each of the proposals listed on the Notice of Annual Meeting.

A proxy may be revoked by a shareholder prior to its exercise by written notice to the Secretary of Lithia Motors, Inc., by submission of another proxy bearing a later date or by voting in person at the Annual Meeting. Such notice or later dated proxy will not affect a vote on any matter taken prior to its receipt by us.

Our principal executive office and mailing address is at 360 E. Jackson Street, Medford, Oregon 97501.

Voting at the Meeting

Our Class A common stock and Class B common stock constitute the only classes of securities entitled to notice of and to vote at the meeting. As of the record date, March 2, 2010, there were 22,112,864 shares of Class A common stock and 3,762,231 shares of Class B common stock outstanding and entitled to vote. All shares will vote together as a single voting group on all matters submitted to a vote of the shareholders at this year’s Annual Meeting. Our executive officers and Directors hold a total of approximately 3.61% of the Class A common stock and 100% of the Class B common stock, outstanding.

At the Annual Meeting, each share of Class A common stock outstanding is entitled to one vote per share and each share of Class B common stock outstanding is entitled to ten votes per share. For a quorum to exist, there must be represented at the meeting in person or by proxy shares representing a majority of the votes entitled to vote at the meeting.

Proxies that expressly indicate an abstention as to a particular proposal and broker non-votes will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

Directors are elected by a plurality of the votes cast and only votes cast in favor of a nominee will be counted. However, if a director nominee receives more “withheld” votes than votes “for,” such event will result in eventual removal of such director nominee from the Board of Directors (See Proposal No. 1 for a further description of our Director Resignation Policy). Proposals No. 2 and No. 3 will be approved if more votes are cast in favor of the proposal than cast against it. Therefore, abstention from voting and non-voting by brokers will have no effect on the outcomes of Proposals No. 2 or No. 3.

BUSINESS TO BE CONDUCTED AT THE MEETING

Proposal No. 1

Election of Directors

Our bylaws provide for not less than two and not more than seven Directors. The number of Directors is currently set at five. Directors are elected by the shareholders at our Annual Meeting and serve until the next annual meeting or until their successors are elected and qualified. The following are the nominees proposed by our Board of Directors:

Nominee Name	Age	Has Been a Director Since/(During)
Sidney B. DeBoer	66	1968
Thomas Becker	58	1997
Susan O. Cain	55	2009
Bryan B. DeBoer	43	2008
William J. Young	67	(1997-2008)

Each of these nominees is presently serving on our Board, except William Young who previously served as a director from 1997 to 2008. Sidney DeBoer is the father of Bryan B. DeBoer, Jeffrey B. DeBoer and Mark DeBoer, each of whom serve as officers of Lithia. There are no other family relationships among our executive officers and Directors.

Director Resignation Policy/Election by Majority Vote

Because the Board of Directors is elected by a plurality of votes under Oregon corporate law, it is possible Directors can be elected with less than a majority vote in favor of their election. To address this corporate governance concern, the Board of Directors has adopted a Resignation Policy for its members to address the possibility in an uncontested election of Directors of one or more Directors being elected with more “withhold” votes being cast than votes being cast “for” such director. However, to ensure continuity on the Board and compliance with the applicable listing standards, a director receiving more “withhold” votes than votes “for” is not removed immediately but, rather, must tender a resignation from the Board within five (5) business days after certification of the election results. Within ninety days after receipt of such resignation, the Corporate Governance Committee may accept or reject the resignation and disclose its decision on a Form 8-K. If the resignation is rejected, such director may not be nominated for re-election at the next meeting of shareholders to elect Directors. The full policy is included in our Corporate Governance Guidelines which can be accessed on our website at www.lithia.com.

Biographical Information on our Nominees

Sid DeBoer has served as our Chairman, Chief Executive Officer and Secretary since 1968. He also is a member of various automobile industry organizations, including the President’s Club of the National Automobile Dealers Association, state auto dealers associations and the Chrysler National Dealer Council. Mr. DeBoer has earned several awards including the Time Magazine Quality Dealer Award in 1997, the Sports Illustrated All-Star Dealer Award in 1990 and Medford Chamber of Commerce Awards in 1986, 1991, 1993, 1998 and 2000. Mr. DeBoer is active with several community and charitable organizations, including Southern Oregon University Foundation Board, Oregon Community Foundation and Oregon Shakespeare Festival. Mr. DeBoer attended Stanford University and the University of Oregon.

Tom Becker became a director in March 1997. Mr. Becker is the Chief Executive Officer of Pacific Retirement Services, Inc. and Rogue Valley Manor, a continuing care retirement community, in Medford, Oregon. Pacific Retirement Services, Inc. is the parent corporation of over 30 retirement, senior housing and healthcare facilities in Washington, Oregon, California, Wisconsin and Texas and provides management, operations and development services to non-profit retirement committees owned by others. Mr. Becker began his career with Rogue Valley Manor in January 1978. Mr. Becker holds a B.S. degree from the University of Oregon and serves on the Board of Directors of PremierWest Bancorp, Medford, Oregon. Mr. Becker has experience as a chief executive officer of an organization with over 2500 employees and operations in multiple states, and that has raised approximately $700 million in financing during the last five years. This experience provides us with helpful and relevant guidance in managing a large organization with significant financing needs.

Susan O. Cain became a director in June, 2009. Since 2005, Ms. Cain has served as Senior Instructor in Accounting at Southern Oregon University in Ashland, Oregon. Ms. Cain holds a B.A. degree in General Science from Oregon State University and a Master of Science in Taxation from Washington School of Law, Washington Institute of Graduate Studies. Ms. Cain joined KPMG LLP in 1978, retiring as a partner in the San Francisco office in December 1999. While with KPMG LLP she specialized in banking institutions and trust tax services. Ms. Cain is involved in numerous non-profit and charitable organizations including St. Mary’s School and the Oregon Shakespeare Festival. Ms Cain maintains her CPA license in California. Ms. Cain brings to the Board a high level of accounting expertise having practiced public accounting for over 20 years. She serves as our Audit Committee Chair.

Bryan DeBoer has served as our President and Chief Operating Officer since January 2006 and as a director since May 2008. Mr. DeBoer joined us in 1989 working in various capacities including General Manager of certain stores, Finance Manager and General Sales Manager. In 1996, Mr. DeBoer began serving on the acquisition team and was promoted to Vice President, Acquisitions in 1997. In March 2000, Mr. DeBoer was promoted to Senior Vice President, Mergers and Acquisitions/Operations and on August 1, 2003, he was promoted to Executive Vice President, Mergers and Acquisitions/Operations. Mr. DeBoer has a B.S. degree from Southern Oregon University. Mr. DeBoer also graduated from the National Auto Dealers Association Dealer Academy in 1990, where he was trained in all operational aspects of auto retailing.

Bill Young is an independent automotive marketing consultant and currently serves as a Director of Fuel Systems Solutions, Inc., a company engaged in the design, manufacture, and supply of alternative fuel components and systems. Mr. Young served on the Board of Directors for Lithia from 1997 through 2008. Mr. Young also worked as an Executive Director at J.D. Power and Associates, a global marketing information firm specializing in consumer research for the automotive industry. From 1994 through July 2000, Mr. Young was the Chairman of the Board, President and Chief Executive Officer of Advanced Machine Vision Corporation, operating in the machine vision industry. Prior to 1994, Mr. Young served with Volkswagen of America in various capacities for a period of 18 years, most recently as its President and Chief Executive Officer. Mr. Young also has extensive experience as an independent automotive marketing consultant. Mr. Young brings to the Board the experience of a chief executive officer, continuing knowledge of the automotive industry and a wealth of contacts believed helpful to us.

The Board of Directors recommends a vote FOR each of the nominees named above.

Director Independence

Under the New York Stock Exchange (“NYSE”) rules, a director is not independent if he or she has a direct or indirect material relationship with Lithia or management. In accordance with its charter, the Corporate Governance Committee annually reviews the independence of all non-employee Directors and nominees and reports its findings to the full Board of Directors, which makes a determination about the independence of each director. All transactions and relationships between each director or any member of his or her immediate family and Lithia, its consolidated subsidiaries and affiliates and management are reviewed. These transactions and relationships are reviewed in the context of the specific independence standards enumerated in the NYSE listing standards, as well as other business and personal relationships that could compromise the independent judgment of each director. Other than the NYSE listing standards, we do not ascribe to categorical standards for determining independence. We review and evaluate the specific facts and circumstances relating to each transaction and relationship to determine whether it is a material relationship that could compromise the judgment of a director.

As a result of this review, the Board of Directors affirmatively determined that Messrs. Becker and Young and Ms. Cain are each deemed “independent.” In making this determination, the Board reviewed Mr. Becker’s relationship with our CEO arising from Mr. Becker serving as one of three Board members charged with administering the Sid and Karen DeBoer Foundation, a benevolent trust created by Mr. DeBoer, which is administered by the Oregon Community Foundation. Because he serves without compensation, because no one member has the ability to block or approve any action of the Foundation and because neither Mr. Becker nor any affiliate of his are potential beneficiaries of the Foundation, the Board concluded that Mr. Becker’s position with the Foundation does not impair or influence his ability to exercise his independent judgment as a director of Lithia.

Lead Independent Director and Leadership Structure

In compliance with the Corporate Governance Guidelines, the Board of Directors annually appoints a “Lead Independent Director” who presides over all meetings of the independent Directors. Thomas Becker was appointed the Lead Independent Director in May 2008 and continues to serve in that role. Interested parties may contact the Lead Independent Director or the independent Directors as a group by using the same contact procedures available to shareholders and interested parties for communicating with the Board of Directors (see, “Shareholder and Other Interested Parties Communications With Directors”).

The positions of Chief Executive Officer and Chairman of the Board are filled by one individual, Mr. Sidney B. DeBoer. While separating these positions is a preferred governance structure for most public companies, we are unusual in that voting control of Lithia resides in Mr. DeBoer as the sole manager of Lithia Holding Company LLC, that holds approximately 63% of the voting shares cast. To ensure proper independent oversight of management, a majority of the Board consists of independent Directors and all such Directors serve on each committee of the Board. At least once each quarter, the independent Directors meet privately in executive session. Annually, an independent third party conducts a 360 degree review of the CEO, which results are shared with the independent Directors. Each committee chair approves the agenda for their committee meeting and all Directors are permitted to propose items for consideration by any committee or the full Board. Each committee is given the right in their respective charters to retain outside advisors (including legal counsel) should the committee believe such advice is needed or appropriate. The Corporate Governance Committee has recommended and the full Board has approved the Corporate Governance Guidelines and the Code of Business Conduct and Ethics, both posted on our website at www.lithia.com.

Meetings and Committees of the Board of Directors

The Board of Directors held four regular meetings and five special meetings during the year ended December 31, 2009 and took action by unanimous written consents on four different occasions in lieu of a special meeting. During 2009, no current director missed more than one of the meetings of the Board of

Directors or any committees of which the director was a member. Throughout 2009, the standing committees of our Board of Directors were the Audit Committee, the Compensation Committee and the Corporate Governance Committee.

The Directors are expected to attend our annual meeting of shareholders, but are not required to do so. All of our Directors attended our 2009 Annual Meeting of Shareholders.

The Compensation Committee consisted of the following during 2009:

•	Mr. Becker (Chairman);

•	Mr. Glick;

•	Ms. Cain upon her appointment to the Board in June 2009;

•	Mr. Hughes until his resignation from the Board in June 2009;

•	Mr. Wagner until his resignation from the Board in June 2009; and

•	Ms. Keller (Chairman) until her term expired in April 2009.

All of the committee members are independent under NYSE listing standards. The Compensation Committee reviews the performance of Sidney DeBoer, our Chief Executive Officer, and establishes his base salary and incentive compensation, and it also approves the compensation for the other executive officers. The Compensation Committee also administers our 2003 Stock Incentive Plan, our 2009 Employee Stock Purchase Plan and our executive variable compensation/bonus plans. The Compensation Committee held four meetings during 2009. The current Compensation Committee Charter is available on our website at www.lithia.com.

The Audit Committee consisted of the following during 2009:

•	Ms. Cain upon her appointment to the Board in June 2009 (Chairman since June 2009);

•	Mr. Becker (Chairman until June 2009);

•	Mr. Glick;

•	Mr. Hughes until his resignation from the Board in June 2009;

•	Mr. Wagner until his resignation from the Board in June 2009; and

•	Ms. Keller until her term expired in April 2009.

The Audit Committee is responsible for selecting and hiring our independent registered public accountants and for overseeing our accounting functions, our system of internal control established by management and the processes to assure compliance with applicable laws, regulations and internal policies. The head of our internal audit department also reports directly to the Audit Committee. The Audit Committee held four meetings during 2009.

The current Audit Committee Charter is available on our website at www.lithia.com. Pursuant to the charter, the Board determined that all of the committee members are (a) “independent,” as that term is defined by the applicable securities regulations and NYSE listing standards; and (b) financially literate and have the ability to read and understand basic financial statements.

Audit Committee Financial Expert

The Board has reviewed the qualifications and experience of the nominees standing for election and has determined that Mr. Becker and Ms. Cain satisfy the requirements of an “audit committee financial expert” as such term is defined in the securities regulations.

The Corporate Governance Committee consisted of the following during 2009:

•	Mr. Glick (Chairman since June 2009);

•	Mr. Becker;

•	Ms. Cain upon her appointment to the Board in June 2009;

•	Mr. Hughes until his resignation from the Board in June 2009;

•	Mr. Wagner (Chairman until June 2009) until his resignation from the Board in June 2009; and

•	Ms. Keller until her term expired in April 2009.

The primary objectives of the Corporate Governance Committee are to assist the Board of Directors in:

•	identifying qualified individuals to become Board members and recommending to the Board nominees for each annual meeting of the shareholders;

•	determining the composition of the Board and its committees;

•	developing and implementing a set of effective corporate governance policies and procedures;

•	developing and enforcing a Code of Business Conduct and Ethics;

•	monitoring a process to assess the effectiveness of the Board, its members and its committees; and

•	ensuring compliance with the NYSE listing standards.

The Corporate Governance Committee held four meetings during 2009. The current Corporate Governance Committee Charter is available on our website at www.lithia.com. Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are also available on our website at www.lithia.com.

Any of the Committee Charters, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics may be obtained by interested parties by requesting a written copy of the document from our Investor Relations Department, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501.

Director Qualifications and Nominations

The Corporate Governance Committee is responsible for identifying and evaluating potential director nominees to fill any vacancies on the Board. We believe that the backgrounds and qualifications of our Directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. As a result, the Corporate Governance Committee annually reviews the composition of the Board and evaluates the qualifications and contributions of the current Directors in the context of the desired composition of the Board, our operating requirements and the long-term interests of our shareholders. Consequently, the qualifications required of individuals for consideration as a Board nominee will vary according to the particular areas of expertise being sought as a complement to our existing Board composition at the time of any vacancy. Potential candidates are identified from various sources, including management, other Board members, legal counsel, business leaders and other industry executives and Directors. To date, the Board has not used an outside director search firm to identify potential director nominees.

The Corporate Governance Committee evaluates potential nominees based on certain established criteria which include the individual’s diversity, age, skills, experience and other factors the Committee deems appropriate given our needs and the needs of the Board in order to maintain a desired balance of knowledge, experience and capabilities. Qualified director nominees should possess high moral character and personal integrity, high level of leadership or managerial experience, knowledge relative to matters affecting our business, the ability and willingness to contribute to the Board, the ability to exercise sound, independent business judgment, a long-term commitment to the interests of shareholders and our growth, the ability to dedicate sufficient time to Board activities and duties and, for independent Directors, the absence of any conflicts of interest or material affiliations with us or our executive officers.

We require all of our Directors annually to sign a Confidentiality Agreement with us to reinforce their commitment to protect our confidential information and our business reputation and to comply with applicable securities laws.

We seek to attract and retain qualified candidates for Board membership, regardless of the origin of recommendation. The Corporate Governance Committee will consider potential nominees recommended by any record or beneficial shareholder. Shareholders may recommend individuals to the Corporate Governance Committee for consideration as potential director nominees by submitting a written recommendation to the Chairman of the Corporate Governance Committee in accordance with our Shareholder Communication Policy. To be considered for nomination to the following year’s Board of Directors, the written recommendation must be received at our principal executive office not less than 120 days prior to the first anniversary of the mailing of the preceding year’s Notice of Internet Availability. For our 2011 Annual Meeting, the recommendation must be received no later than November 19, 2010.

The written recommendation must include the candidate’s name, together with appropriate biographical information, qualifications and background materials, a statement that the person submitting the recommendation is a shareholder entitled to vote in the election of Directors and a consent to serve as director signed by the recommended individual. If the necessary information is received in a timely manner, the Corporate Governance Committee will evaluate the shareholder-recommended candidate using substantially the same process, and applying substantially the same criteria, as it uses to evaluate all other candidates. Recommended candidates are submitted to the Board for approval as director nominees. If the Board determines to nominate a shareholder-recommended candidate, the candidate’s name will be included in our proxy and submitted to shareholders for election.

Under Oregon law, shareholders also have the right to directly nominate director nominees at the meeting, without any action or recommendation on the part of the Corporate Governance Committee or the Board of Directors, by delivering written notice of the proposed nomination to the Secretary of Lithia Motors, Inc. at 360 E. Jackson Street, Medford, Oregon 97501, and the inclusion of a statement that such shareholder intends to attend the meeting to make the nomination. If the shareholder wants the nominee included in our proxy statement, the notice must be delivered or mailed and received at the above address not less than 120 days prior to the first anniversary of the mailing of the preceding year’s Notice of Internet Availability and must set forth all information required by Rule 14a-8 of the Securities Exchange Act of 1934, including, without limitation, the name, age, business address and residence address of each person being nominated, the principal occupation, or employment of such person, the class and number of shares of capital stock beneficially owned by the person, and all other information relating to such person that is or would be required to be disclosed in a solicitation of proxies pursuant to the rules and regulations under the Securities Exchange Act of 1934. In addition, certain information must be provided about the shareholder or shareholder group making a nomination. Finally, a shareholder or shareholder group making a nomination must comply with all other applicable requirements of the Exchange Act, including providing a nominee’s consent to being named in a proxy statement and to serve as a director if elected.

Proposal No. 2

To approve an amendment to the

Lithia Motors, Inc. Amended and Restated 2003 Stock Incentive Plan

Subject to approval by the shareholders, the Board of Directors approved an amendment to our Amended and Restated 2003 Stock Incentive Plan (the “2003 Plan”) to increase the number of shares issuable under the 2003 Plan by 600,000 shares to 2,800,000 shares. The 2003 Plan currently has 2,200,000 shares authorized for issuance, of which approximately 33,500 shares remain available to issue for future grants. Based on our historical rate of issuance, this addition of shares would be expected to provide us with an adequate number of shares to continue to provide equity incentives to our key people for the next two to three years. However, because we award shares based on a targeted market value of the award at the time of grant, if our share price continues at current levels, the pool may be depleted sooner.

The amendment is recommended by the Board of Directors to provide us with the authority to issue additional equity grants to key employees. The Board believes the issuance of equity grants provides appropriate long-term incentives and is a critical part of a competitive compensation package. We note that since May 2005, when the Plan was last approved by the shareholders, we have issued approximately 2,032,000 additional shares of Class A common stock. The vast majority of our outstanding options are underwater and our plan does not permit us to re-price options. We believe replenishing this pool is important to continue to incentivize our employees.

The following is a summary of the material terms and provisions of the current 2003 Plan. A complete copy of the current 2003 Plan was filed with the Annual Report on Form 10-K for the year ended December 31, 2005. You also can obtain a copy upon request to Investor Relations, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501.

Summary of Current 2003 Plan Terms

General

The 2003 Stock Incentive Plan (the “Plan”) became effective March 4, 2003 and will terminate 10 years after that date.

Administration

Our Compensation Committee administers the Plan and determines the persons to whom awards are to be granted, the type of award, the term of the award, the number of shares represented by each award and the conditions, limitations and provisions for each award.

Eligibility

At the discretion of the Compensation Committee, awards may be granted to employees, officers, Directors and other service providers of Lithia and its subsidiaries.

Available Shares

The number of shares authorized under the Plan is 2,200,000 shares. All unvested awards at the time of death, disability or termination of service will terminate on the date of such event and all shares represented by such unvested awards will be returned to the Plan and available for grant under the Plan. All shares represented by options expiring unexercised and unvested stock awards repurchased by us will be returned to the Plan and available for future grant.

Awards

Awards may vest immediately upon grant or be subject to a vesting schedule, at the discretion of the Compensation Committee. Vesting may be based on period of service, company or personal performance criteria or a combination thereof. Every award must be evidenced by a written agreement that will contain the specific terms and conditions of such award.

Stock Options

The Plan provides for issuance of Non-Qualified Stock Options. All stock options must be granted at an exercise price equal to no less than the fair market value on the date of grant and may not have a term longer than 10 years. Except for the exercise price, the Compensation Committee has the discretion to determine the specific terms of each stock option award.

Stock Grants

The plan provides for Performance Share Awards and Restricted Share Awards. These awards entail the granting of actual stock subject to forfeiture if certain criteria are not satisfied in the time period set forth in the written agreement. At the discretion of the Compensation Committee, the recipient also may be required to pay all or portion of the fair market value of the stock represented by the award. Restricted Share Awards may vest immediately upon grant or may be subject to a vesting schedule. Performance Share Awards usually vest in accordance with a set of performance criteria established at the discretion of the Compensation Committee. The recipient of an award may only acquire shares that have vested pursuant to the terms of the written agreement evidencing the award. We have the right to repurchase all unvested shares upon the occurrence of certain events for a nominal price of $0.001 per share. We may escrow the stock certificates representing such awards or place a restrictive legend on such stock certificates that precludes the sale or transfer of the shares until such shares have vested, at which time the legend may be removed only with our consent. At the time of grant, recipients of Restricted Share Awards usually receive the right to vote those shares and the right to receive dividends.

Restricted Stock Units

The Plan also permits the issuance of Restricted Stock Units, which are the right to receive stock at a future date, subject to satisfying certain vesting requirements, which may be time based or performance based. The difference between a stock unit and an outright stock award is the ability to vote the shares and receive dividends as of the date of grant.

Stock Settled Stock Appreciation Rights (SARs)

Stock Settled SARs are rights granted to a person that entitle the recipient to a specific number of shares of stock of Lithia equal in value to the difference in the exercise price and the fair market value on the date of exercise. Stock Settled SARs are similar to stock options in that the recipient realizes the appreciation in the value of the underlying stock over time, but, unlike a stock option, Stock Settled SARs do not require any cash outlay by the holder at the time of exercise. The strike price of a Stock Settled SAR must be no less than 100% of the fair market price on the date of grant. At the discretion of the Compensation Committee, the vesting requirement for Stock Settled SARs may be time based, performance based or a combination thereof.

Annual Limit

The 2003 Plan provides that no person will be eligible for Awards, which, in the aggregate, exceed 75,000 shares during any calendar year.

Share Exchange and Option Repricing

The 2003 Plan provides the Compensation Committee with the discretion to exchange stock grants for previously issued stock options. The 2003 Plan does not permit the issuance of new stock options for previously issued stock options or other re-pricing transactions. The Compensation Committee currently has no plans to replace any previously issued stock options.

Certain Tax and Accounting Consequences

Under accounting guidance, the recipient and Lithia are subject to certain tax consequences and accounting charges regardless of the type of award. In accordance with the applicable tax and accounting rules and regulations, the issuance, vesting and exercise of an award may result in a taxable event or accounting charge. Additionally, under certain circumstances, the recipient and we may be responsible for any tax withholding associated with the exercise or vesting of an award.

Amendments

The 2003 Plan may be amended by the Compensation Committee without shareholder approval, except for amendments that (a) increase the number of shares authorized; (b) expand the types of awards authorized under the Plan; (c) expand the class of persons eligible to participate; or (d) any other change that requires shareholder approval pursuant to rules and regulations pertaining to such changes.

The following table sets forth the number of shares of stock grants and the number of shares represented by stock options awarded to or currently approved by the Compensation Committee to be awarded under the amended Plan.

Name and Position	Stock Option Grants	Stock Grants	Dollar Value of Stock Grants
Sidney B. DeBoer, Chairman, Chief Executive Officer and Secretary	*	*	*
M. L. Dick Heimann, Vice Chairman of the Board	*	*	*
Bryan DeBoer, President and Chief Operating Officer	*	*	*
R. Bradford Gray, Executive Vice President	*	*	*
Jeffrey B. DeBoer, Senior Vice President and Chief Financial Officer	*	*	*
All Current Executive Officers as a Group (5 people)	*	*	*
All Non-Employee Directors as a Group (3 people)	*	*	*
All Non-Executive Officer Employees as a Group (approximately 83 people)	*	*	*

*

The actual number of future grants and awards under the 2003 Plan is at the discretion of the Compensation Committee and is not determinable at this time. For information on the stock options and stock awards issued under the 2003 Plan in 2009 to the named executive officers and Non-Executive Officer Directors, see the Grants of Plan-Based Awards Table and the Compensation of Directors Table in this Proxy.

Vote Required

The affirmative vote of a majority of the votes cast at the meeting and entitled to vote on this matter is necessary to approve the amendment to the 2003 Plan.

The Board of Directors has approved the amendment to the

Amended and Restated 2003 Stock Incentive Plan described above and recommends a vote FOR this proposal.

Proposal No. 3

Ratification of Independent Registered Public Accountants for the Year Ending December 31, 2010

The Audit Committee of the Board of Directors has appointed KPMG LLP, independent registered public accountants, as auditors for the year ending December 31, 2010. A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement on behalf of their firm if such representative so desires, and will be available to respond to appropriate shareholder questions. KPMG LLP was the independent registered public accountant for the year ended December 31, 2009.

Fees Paid to KPMG LLP Related to Fiscal 2009 and 2008

	2009	% approved by Audit Committee	2008	% approved by Audit Committee
Audit Fees	$982,399	100%	$1,491,758	100%
Audit Related Fees	—	—	—	—
Tax Fees	—	—	—	—
All Other Fees	—	—	—	—

	$982,399		$1,491,758

Pre-Approval Policies

All audit and non-audit services performed by KPMG LLP, and all audit services performed by other independent registered public accounting firms, must be pre-approved by the Audit Committee. These services include, but are not limited to, the annual financial statement audit, audits of employee benefit plans, technical accounting guidance, tax compliance assistance, assistance with tax rulemaking interpretation and assistance with executing our acquisition strategy. KPMG LLP may not perform any prohibited services as defined by the Sarbanes-Oxley Act of 2002 including, but not limited to, any bookkeeping or related services, information systems consulting, internal audit outsourcing, legal services and management or human resources functions.

Vote Required

The affirmative vote of a majority of the votes cast at the meeting and entitled to vote on this matter is necessary to ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2010.

The Board of Directors recommends that the shareholders vote in favor of the ratification of the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2010.

EXECUTIVE OFFICERS

The following table identifies our current executive officers, the positions they hold, and the year in which they became an employee. Our officers are elected by the Board of Directors to hold office until their successors are elected and qualified.

Name	Age	Current Position(s)	With Company Since
Sidney B. DeBoer	66	Chairman, Chief Executive Officer and Secretary	1968
Bryan B. DeBoer	43	President and Chief Operating Officer	1989
M. L. Dick Heimann	66	Vice Chairman	1970
R. Bradford Gray	58	Executive Vice President	1981
Jeffrey B. DeBoer	45	Senior Vice President and Chief Financial Officer	1997

Information on the business backgrounds of Sidney B. DeBoer and Bryan B. DeBoer are provided in “Election of Directors” above.

Dick Heimann In February 2007, Mr. Heimann was promoted to Vice Chairman. Prior to this, he served as our President of Corporate Affairs since January 2006. Prior to this, Mr. Heimann served as our Chief Operating Officer since 1996 and was appointed President in 1997. Mr. Heimann joined Lithia in 1970 as General Sales Manager, and later was promoted to General Manager and Partner of our first Dodge stores in Medford and Ashland, Oregon. He held various positions with us prior to becoming Vice President of Operations in 1979. From 1970 through our 2008 annual meeting, he served as a director of Lithia. Prior to joining us, he served as a service representative and district manager of Chrysler Corporation from 1967 to 1970. He has been a member of various state and national automobile industry organizations and community charities. Mr. Heimann is a graduate of the University of Colorado with a B.A. in Biology and Languages.

Brad Gray has served as Executive Vice President involved in acquisitions and human resources since 1996 and was also a director from 1997 until May 2005. From 1981 to 1995, he served in various capacities, including as General Manager of our Lithia Dodge (1989-1991) and Grants Pass (1991-1995) stores. Since 1975, Mr. Gray has held various positions in the automobile sales industry, including sales representative, sales manager and general manager.

Jeff DeBoer joined us in March 1997 as Vice President, Finance and Investor Relations. In March 2000, Mr. DeBoer was promoted to Senior Vice President and Chief Financial Officer. Prior to joining Lithia, Mr. DeBoer was an equity analyst and sector fund manager at Fidelity Investments Japan from 1994 to 1997 and a Credit Officer at Fuji Bank, Ltd., in Tokyo, Japan from 1988 to 1992. Mr. DeBoer holds an undergraduate degree from Pomona College and an M.B.A. degree with a specialty in finance and investment management from London Business School. Mr. DeBoer also graduated from the National Auto Dealers Association Dealer Academy in 2002, where he was trained in all operational aspects of auto retailing.

COMPENSATION DISCUSSION AND ANALYSIS

Our Board of Directors is responsible for establishing and administering our compensation and employee benefit programs. In accordance with the Compensation Committee Charter, this Board duty has been delegated to the Compensation Committee (referred to in this analysis as the “Committee”), which annually reviews the executive compensation program and approves appropriate modifications to the senior executive compensation packages, including specific amounts and types of compensation used. The Committee is responsible for establishing the compensation of the CEO; and, in the context of our overall compensation goals and objectives, reviews and approves the recommendations of the CEO regarding compensation and incentive plans of other senior executive officers. The Committee also establishes the annual compensation of the non-employee Directors and oversees the equity compensation plans, including the administration of the 2003 Stock Incentive Plan and the 2009 Employee Stock Purchase Plan.

Executive Compensation Philosophy and Objectives

The objective of our compensation program is twofold: (1) to provide a competitive, comprehensive compensation package to attract, retain and motivate highly talented personnel at all levels of our organization; and (2) to provide incentives and rewards for implementing and accomplishing our short-term and long-term strategic and operational goals and objectives. Therefore, we strive to establish a compensation package that is competitive within the industry while maintaining and promoting our interests, as well as the interests of our shareholders. Additionally, whenever appropriate, the compensation is structured to maximize the tax benefits available to us and minimize compensation expenses.

We believe that specific levels of compensation should reflect the comparative management responsibility of the position, the value of the position in the marketplace and the competition for quality, key personnel in our industry. In addition to a competitive base salary, we provide as an incentive a significant annual cash bonus plan opportunity to reward our executive management team for attaining specific financial and operational goals for the year. We also offer equity-based incentives which encourage our executive officers and Directors to focus on maximizing shareholder wealth long term and allow each person to participate in our long-term growth and financial success. In light of this combination of base salary, potential annual bonuses and the accumulated value of equity awards granted to each executive, we do not sponsor any retirement plan other than our 401(k) plan generally available to all of our employees, believing that the executives are adequately compensated to provide for their own retirement.

Establishing Compensation

The Committee is responsible for determining the compensation package of the CEO. For senior executive officers other than the CEO, the CEO recommends compensation packages for each, which is reviewed with the Committee and, after a discussion that may result in mutually agreeable changes, approved by the Committee. The Committee meets in executive session without the CEO to determine the amount and type of compensation to be paid to the CEO. In prior years, the Committee has used the services of compensation consultants to assist in determining the appropriate level of compensation.

In 2007, the Committee engaged Rodeghero Consulting Group (“RCG”) as an independent compensation consultant reporting to the Committee with respect to the market competitiveness of the compensation for our CEO and other executive officers. The firm interviewed the Committee’s chairman and our CEO, and reviewed the job descriptions of the executive officers.

RCG also gathered and analyzed data from three independent national sources considered most appropriate for us, as well as a proxy data source for compensation information on seven companies for which data was available, whose operations and scope presented the best comparison. Those companies were Asbury Automotive Group, AutoNation, Group 1 Automotive, Carmax, Rush Enterprises, Sonic Automotive and Penske Automotive Group.

Because management did not recommend and the Committee did not increase the base compensation of any named executive officer, nor increase their potentially achievable percentage bonus amounts, the Committee did not engage a compensation expert to prepare a compensation report for 2009.

RCG’s report found that the compensation packages for our CEO, COO and CFO generally reflected mid-market norms in the survey-based benchmarks, but generally lagged the proxy norms. The other executives were more difficult to analyze as their job descriptions did not match the survey data; however, RCG concluded the compensation package likely exceeded the range of normative practice represented in the survey. The compensation elements of our executives represent less “at risk” pay, but the benefit packages, including pensions, were exceptionally below normative practices. The report did not rank the data based upon relative company performance.

When determining the amount and form of annual compensation for our CEO, the Committee reviewed the total compensation earned by our CEO. The amount of base salary for our CEO is based on competitive market factors, the relative performance of Lithia and the relative pay level within the senior management team. The base salaries of executive officers other than the CEO are based, in part, on their respective responsibilities and the relative internal pay equity among the senior executives.

Our 2008 Discretionary Support Services Bonus Plan (“Bonus Plan”), approved by shareholders in May 2008, is intended to compensate the executive for the annual year-to-year performance, while equity-based awards are intended to reward long-term growth and align the interests of management with those of the shareholders. Because the payments under the Bonus Plan are purely performance based, prior bonus payments are not taken into consideration when setting the annual salaries or awarding options. Additionally, because options mature and eventually expire or are exercised, we may continue to award option grants to the CEO and other senior executives as additional incentive to increase shareholder value. Stock option grants to the named executive officers have varying vesting schedules designed to ensure that the executives always have multiple unvested options outstanding to maximize the job retention benefit of our option program.

The amount of the performance bonus each year is determined by formula set forth in the annual plan. Management initially proposes the performance criteria and terms of the annual plan relative to the company-wide strategic and annual operational goals and objectives, and submits the plan to the Committee. The Committee reviews the proposal, makes suggested changes and, after the final terms are agreed upon, approves the plan. Following the end of the year, the Committee and management review our performance relative to the prior year’s written plan and determine the level of performance attained for that year and calculate the applicable bonuses. These calculations are reviewed and confirmed by our internal audit department in writing. All bonuses approved by the Committee are paid in the first quarter of the following year.

We attempt to maximize the tax benefits related to compensation expense; however, tax considerations are not the compelling factor in determining the annual compensation package or form of compensation. With the adoption of accounting guidance requiring the expensing of all forms of equity compensation, future awards may be structured to lessen our after-tax compensation expense.

The Committee intends all compensation to be IRC 162(m) compliant to permit us to be able to deduct, for federal income tax purposes, all compensation paid to the named executive officers. Accordingly, the Bonus Plan is performance based and, as required, was submitted to shareholders for approval. Periodically, and whenever changes are made to the performance criteria, the revised plan will be resubmitted to shareholders for approval.

Employment Agreements

We have not entered into employment agreements with any of the named executive officers.

Benefit Programs

Our named executive officers are generally eligible to participate in benefit programs generally available to all full time employees, including health and disability insurance and participation in a 401(k) plan. However, as noted earlier, none of the named executive officers are eligible to participate in our Employee Stock Purchase Plan.

Change in Control Agreements

In December 2008, we entered into change in control agreements with Sidney DeBoer, Bryan DeBoer, Jeffrey DeBoer and M.L. Dick Heimann. In the event of termination following a change in control, as defined in the agreements, each executive will receive two times their base salary for the year in which termination occurs. Each of them will also receive health insurance benefits for the shorter of 24 months or the full COBRA period.

In the case of Sidney DeBoer and M.L. Dick Heimann, a change in control will not be deemed to have occurred if Sidney DeBoer, Lithia Holding Company, LLC or an affiliate of either owns, votes or controls more than 20% of the stock of the resulting entity after such event.

In light of the significantly lower market price of our Class A Common Stock at the time, the Board of Directors recognized that we could be a favorable acquisition target and wanted to provide some security and incentive for the executive team to remain with Lithia. In addition, if a sale of Lithia were determined by the Board of Directors to be in the best interest of shareholders, the Board of Directors wanted to provide an appropriate level of severance should the sale result in their termination. In addition, all of our stock option grant agreements contain provisions that accelerate vesting upon a change in control.

Components of 2009 Executive Officer Compensation

We maintain a relatively simple compensation program compared to many other companies. We provide a base salary, annual cash performance bonus opportunities, equity grants and limited personal perquisites and benefits.

Base Salary

Base salaries are based on both financial and non-financial criteria, internal pay equity and current market conditions, including relative pay within the industry. Base salaries are established at the beginning of each year. Generally, any changes in base salary in a given year do not become effective until March 1 of that year. Therefore, the actual payment of the current year base salary runs from March of that year through the end of February of the following year.

Because of the operating loss suffered by us in 2008, the marked reduction in new vehicle sales by Lithia (and industry wide) and the continuing recession evident in early 2009, management recommended, and the Committee approved, a continuing salary freeze of the named executive officers for 2009. Accordingly, the base salaries for 2009 remained frozen at the 2006 levels. For 2009, Mr. Gray’s base salary was reduced to $492,000 to reflect his current responsibilities.

2009 Bonus Plans

Because of the significant falloff in new vehicle sales, the precarious financial condition of certain automotive manufacturers (primarily General Motor and Chrysler) and the uncertain outlook for 2009, management, the Compensation Committee and the Board concurred that establishing annual goals and targets in the volatile market in early 2009 made less sense then establishing six month goals and targets. Accordingly, starting for the first half of 2009, we established a half year bonus program under the shareholder approved 2008 Bonus Plan. For the first six months, the target objectives were reduced to six. These targets for the first six months were:

•

Achieving a level of pre-tax profits (minimum achievement is $5.0 million, maximum achievement is $20.0 million or more) on consolidated operations including the 2009 bonus expense and excluding non-core gains or losses such as asset sales and asset impairment charges (potential of 10% to 60% of bonus achievement);

•

Used vehicle sales increase/decrease on a same store sales basis as compared to the peer group’s average (minimum achievement is meeting average; maximum achievement is 2% or higher) (potential of 5% to 10% of bonus achievement);

•

Fixed department sales increase/decrease on a same store basis as compared to the peer group’s average (minimum achievement is meeting average; maximum achievement is 2% or higher) (potential of 5% to 10% of bonus achievement);

•

Achieving an average or better sales satisfaction scores as computed by our major brand manufacturers at each store (minimum achievement is reached if 65% of our stores achieve average or better scores; maximum achievement is reached if 75% or more of our stores achieve average or better scores) (potential of 5% to 7.5% of bonus achievement);

•

Achieving an average or better service satisfaction scores as computed by our major brand manufacturers at each store (minimum achievement is reached if 60% of our stores achieve average or better scores; maximum is reached if 70% or more of our stores achieve average or better scores) (potential of 5% to 7.5% of bonus achievement); and

•	Approved by major foreign automotive manufacturers for future store purchases (one percent of bonus potential for each of five manufacturers).

For purposes of the Bonus Plan, our peer group consists of Asbury Automotive Group, AutoNation, Group 1 Automotive, Sonic Automotive and Penske Automotive Group.

For the first half of 2009, we achieved a total of 29% of the maximum bonus amount consisting of pre-tax profit, 10%; used vehicle sales, 10%, fixed department sales, 7%, sales satisfaction, 0%, service satisfaction, 0% and store acquisition approval, 2%.

The Bonus Plan for the second half of 2009 was modified to provide for the following targets:

•

Achieving a level of pre-tax profits (minimum achievement is $5.0 million, maximum achievement is $20.0 million or more) on consolidated operations including the 2009 bonus expense and excluding non-core gains or losses such as asset sales and asset impairment charges (potential of 15% to 65% of bonus achievement);

•

New vehicle sales increase/decrease on a same store sales basis as compared to the peer group’s average (minimum achievement is meeting average; maximum achievement is 2% or higher) (potential of 2% to 5% of bonus achievement);

•

Used vehicle sales increase/decrease on a same store sales basis as compared to the peer group’s average (minimum achievement is meeting average; maximum achievement is 2% or higher) (potential of 5% to 10% of bonus achievement);

•

Fixed department sales increase/decrease on a same store sales basis as compared to the peer group’s average (minimum achievement is meeting average; maximum achievement is 2% or higher) (potential of 5% to 10% of bonus achievement);

•

Achieving an average or better sales satisfaction scores as computed by our major brand manufacturers at each store (minimum achievement is reached if 60% of our stores achieve average or better scores; maximum achievement is reached if 70% or more of our stores achieve average or better scores) (potential of 3% to 5% of bonus achievement); and

•

Achieving an average or better service satisfaction scores as computed by our major brand manufacturers at each store (minimum achievement is reached if 60% of our stores achieve average or better scores; maximum is reached if 70% or more of our stores achieve average or better scores) (potential of 3% to 5% of bonus achievement).

For the second half of 2009, we achieved a total of 55% of the maximum bonus amount consisting of pre-tax profit, 40%, new vehicle sales, 0%, used vehicle sales, 10%, fixed department sales, 5%, sales satisfaction, 0% and service satisfaction, 0%.

The performance goals and objectives underlying our strategic and operational objectives are incorporated into the Bonus Plan targets approved by the Committee and subsequently approved by the shareholders to satisfy the requirements of IRC 162(m) to permit expensing certain bonus amounts. In approving the bonus plans, the Committee expressly reserved its right to exercise its negative discretion to reduce or eliminate any bonus payments as the Committee deems necessary or appropriate.

The maximum amount of bonus that could be earned by an executive was equal to 150% of their respective annual salary (100% for M.L. Dick Heimann and R. Bradford Gray). The Committee recognizes that the potential bonuses available to the executives could be substantial, but believes that such rewards would be merited if the goals were fully achieved. The Committee also believes that the overall performance criteria established in 2009 were aggressive in comparison to our performance in 2008 and management’s internal projections for the year.

If the highest threshold were attained for all objectives in each half-year plan, the maximum amount of the bonuses payable related to performance in 2009 to the CEO and the other four named executive officers would be approximately $4.1 million (for individual potential bonuses, see the Grants of Plan-Based Awards Table in this Proxy).

The total bonus amount achieved in 2008, 2007, 2006, 2005 and 2004 under similar plans was 12%, 34%, 35%, 71.5%, and 63.3%, respectively, of each participant’s maximum bonus potential. The Committee recognized that the economic environment radically changed after the plan objectives were established for 2008 and 2007 making many targets unobtainable. Further, the Committee recognized that management had made substantial progress during 2008 in effecting the restructuring plan to significantly reduce operating expenses, dispose of unprofitable stores and raise cash to reduce or pay off debt. Nonetheless, in light of the operating results, the Committee, with management’s agreement, exercised its negative discretion under the Bonus Plans to pay no bonuses to the named executive officers for either 2007 or 2008 performance.

In February 2009, the Compensation Committee adopted a special performance based cash bonus plan for the CEO, President and CFO which would be paid upon the simultaneous achievement of three goals:

•	Payment or redemption of the remaining outstanding 2.875% Convertible Senior Subordinated Notes due 2014;

•	Being in full compliance with the revolving credit facility with US Bank, agent, as then amended; and

•	Achieving year-to-date profitability on a Generally Accepted Accounting Principles basis.

At the time, we were faced with operating challenges and the special plan was designed to reward this senior management group in achieving these essential hurdles. Each goal was achieved by May 12, 2009 and the following bonus amounts were paid:

Sid DeBoer, CEO	$150,000
Bryan DeBoer, President	$100,000
Jeff DeBoer, CFO	$75,000

In 2010, we are continuing a semi-annual Bonus Plan using substantially similar criteria to the second half of 2009 Bonus Plan.

2003 Stock Incentive Plan Awards

The 2003 Stock Incentive Plan provides for the issuance of non-qualified stock options, stock settled stock appreciation rights, stock awards, stock units and performance awards. For our senior executives, including the named executive officers, we have issued time vested stock options and restricted share units. We believe equity grants align the interests of our executives with shareholders. All options are awarded to the named executive officers with an exercise price equal to the fair market value on the day of grant, have varying vesting schedules typically over five years and a term of six years. The number of options granted to the senior executives was determined by the Committee. Historically, the Committee authorizes equity grants for our senior executives and other employees annually, with such grants to be awarded on or about March 10th of each year. The Committee approved such annual grants in 2008.

However, when automotive retail sales plummeted mid-year and the market price of our Class A common stock dropped to historic lows, we incurred an impairment charge on all of our acquisition goodwill. The Committee recognized that substantially all outstanding stock options were then at strike prices well above the current market price. The Board of Directors had also adopted a restructuring plan that challenged the executives and other senior managers to achieve significant cost savings and other objectives in an attempt to ensure our survivability.

Upon the recommendation of the CEO, and in consultation with management, in August 2008 the Committee approved the granting of substantially all of the unissued or uncommitted shares remaining in the 2003 Stock Incentive Plan to two senior executive officers and 95 other officers and managers tasked to effect the restructuring plan. In approving the grants, the Committee noted that the grants were a form of non-cash compensation, that based upon the market price of the Class A Common Stock, the compensation expense was significantly lower than applicable for previous grants, that the awards would only be a benefit to the recipients if we were substantially successful in accomplishing our restructuring plan and would help retain the services of such employees. While all senior executives were to play significant roles in effecting the restructuring plan, the Committee made no awards to Sidney B. DeBoer, M.L. Dick Heimann or R. Bradford Gray, who are already significant shareholders, thereby making more shares available to others. See the executive compensation tables for additional information regarding the grants made to the named executive officers.

A proposal to amend the 2003 Stock Incentive Plan to add an additional 1,250,000 shares to the authorized pool was presented at our 2009 annual shareholders meeting. While Lithia Holding Company LLC could have ensured adoption of the amendment had it elected to vote in favor of the proposal, because the proposal failed to receive support from a majority of the Class A Common Stock shareholders, at the recommendation of Sid DeBoer, the Board chose to withdraw the proposal. Without the increased authority and because of the special grants made mid-year in 2008, no grants were made in 2009 to any named executive officers or other recipients of the special 2008 grants.

During this last year, a limited number of additional shares became available under the plan as a result of forfeiture from departing option holders or the expiration of the option period without exercise of grants made in 2004.

As of March 11, 2010, we issued a total of 309,000 restricted stock units to key employees including named executive officers whose grants are reflected in the table below. The awards vest 25% on the second anniversary, an additional 25% on the third anniversary and become fully vested on the fourth anniversary. The Compensation Committee approved the granting of restricted stock units because the available pool was modest and the compensation expense associated with those grants was not materially higher than the expense associated with the grants of a similar number of options.

Restricted stock units issued to named executive officers on March 11, 2010 were as follows:

Sidney B. DeBoer	60,000
Bryan B. DeBoer	32,000
Jeffrey B. DeBoer	12,000
R. Bradford Gray	9,000

We also use stock options and stock awards as a significant portion of the compensation paid to our non-employee Directors (See “Director Compensation” below).

Other Compensation

We make contributions to the 401(k) accounts of all participating named executive officers on the same terms as those of other participants in our 401(k) plan and provide health and disability insurance for the named executive officers under the same plans as for other non-executive employees. We also provide an automobile allowance to our named executive officers and pay premiums on a long-term disability insurance policy for each.

We maintain a Split Dollar Agreement with our CEO, Sidney B. DeBoer, under which his named beneficiary would receive death benefits of $12 million, reduced by the greater of the Cash Surrender Value or cumulative premiums paid at policy maturity. We would be reimbursed for the greater of the Cash Surrender Value or cumulative premiums paid at policy maturity. In 2009, the policy had a Value of Economic Benefit (“VEB”) change of $7,071. Mr. DeBoer will pay taxes of approximately $3,182 associated with this benefit.

We believe that the current mix and amount of compensation provides a competitive compensation package for our named executive officers, properly balancing the compensatory features with the performance features and providing incentive to implement and execute our short-term and long-term strategic and operational plans.

Director Compensation

The Directors serve from election at each annual meeting until the following annual meeting (approximately May 1 to April 30 of the following year). The Committee annually reviews the director compensation package and any change is effective for the ensuing service year. Accordingly, the actual compensation paid to a director in a calendar year is generally earned under two separate compensation plans.

In setting compensation for our non-employee Directors for the 2007-2008 service year (which covered the first half of 2008), the Committee engaged RCG as an independent consultant reporting to the Committee with respect to the market competitiveness of the compensation paid. The RCG report noted that our fee structure did not provide for separate compensation for committee meeting attendance, and that stock options awarded reflected a smaller portion of the total compensation relative to other companies. Total compensation was, however, well below average in the group. The Committee decided to increase the total compensation to be more competitive in the market place, but elected to pay a significant portion in the form of stock. The Committee believes that paying a portion of the annual fees in equity provides each director with a vested interest in Lithia.

The compensation structure for our non-employee Directors for the 2008-2009 service year was:

•	$3,000 monthly retainer;

•	$5,000 each for personal attendance (or upon an excused absence) at the regularly scheduled quarterly Board and committee meetings;

•	a stock option award in the amount of 2,000 shares; and

•	stock award equal to $30,000 value ($32,500 for the Audit Committee Chair) based on the closing share price on May 30, 2008.

No change was made to the non-employee Director compensation plan for the 2009-2010 service year. However, the stock awards were based upon the closing share price as of the close of business prior to the start of their new service year. Mid-term Director appointees received pro-rata amounts.

The stock options are granted at the beginning of each service year and vest upon completion of the year of service, and have a term of six years. All stock grants to Directors are subject to a written agreement with the director that prohibits sale of such shares until the earlier of three years after the date of grant or one year after termination of Board service.

We also offer our non-employee Directors and our executive officers the opportunity to defer receipt of their compensation through our Deferred Compensation Program. Under this program, the non-employee Directors or executives may defer receipt of all or a portion of their cash compensation and any stock award. The cash portion accrues interest annually at a rate equal to the weighted average interest rate on our new car flooring lines by reference to such rate as of the last business day of the preceding plan year. For funds deferred in 2009, the rate was 5.331%.

Stock Option Grant Date Practices

Except for the non-employee Directors as noted above, we award stock options and restricted stock units to all persons selected to receive an award on the same date. The exercise price for stock options is determined in accordance with the terms of the 2003 Stock Incentive Plan, which defines the fair market value as the average price between the high and low trading price on the date of grant. Generally, the expected date of grant is on or about March 10th of each year to coincide with the payment of the cash bonus under our annual bonus plan and also is expected to be after the release of year-end financial results and outside the regularly scheduled closed window period for the first quarter, which allows for ease of exercise for insiders prior to expiration. Other than in the context of the foregoing, we do not consider the release of earnings information when granting awards.

All regular stock option and restricted stock awards are reviewed and approved at a Compensation Committee meeting in the first quarter of each year. The Compensation Committee approves the awards for each recipient and selects on or about March 10 as the effective date for such grants.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, included elsewhere in this proxy statement, with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in our annual report on Form 10-K and included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

Thomas Becker (Chairman);

William L. Glick

Susan O. Cain

RISK ANALYSIS OF COMPANY COMPENSATION POLICIES AND PRACTICES

The Compensation Committee and the full Board of Directors has considered whether Lithia’s compensation policies and practices, and in particular our variable/bonus compensation plans, incent participants to take increased risks on our behalf which could reasonably result in a material adverse effect to us. The board and committee have concluded that such plans, policies and practices do not. In reaching this conclusion, the board and committee members note the following:

•

Except for the pay plans for regional and store general managers and for sales personnel, the incentive plans (the 2008 Bonus Plan) in which our executive management and senior officers participate are company-wide.

•	The incentive plan focuses on key performance metrics which are less susceptible to manipulation or being favorably influenced by risk-taking activity.

•	The largest component of our incentive plans is company-wide pre-tax income.

•	The vast majority of our business is retail sales and service.

•

Except to hedge a portion of our interest rate risk and inconsequential supply contracts, we do not engage in any derivative transactions, forward or futures contracts or other “bet the company” contracts.

•	While currently engaged solely in the retail automotive sales, service, finance and related products business, we are continuing to diversify our product line and geographic base.

•	Bonus payments to our executive officers are subject to “claw back” in the event any bonus component is later found not to have been achieved.

•	The 2008 Bonus Plan preserves “negative discretion” to elect not to pay otherwise achieved bonus amounts for any reason.

•	A significant component of compensation is equity grants with extended vesting periods designed to ensure the long term prosperity of Lithia is an important goal of participants as well.

•	Each of our named executive officers (and their family units) have large equity positions in Lithia which are believed to significantly increase their focus on long term shareholder value.

With respect to our employees whose compensation plans are based in significant part on store level profitability or their individual sales performance, we have established company-wide procedures and protocols and centralized marketing, advertising, accounting and operational controls, backed by internal audit reviews, that are designed to avoid any activity which could be illegal or put us at risk.

EXECUTIVE COMPENSATION

Summary Compensation Table for 2009

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our (i) Principal Executive Officer (“PEO”); (ii) our Principal Financial Officer (“PFO”); and (iii) our three other executive officers (herein collectively referred to as the “named executive officers”) for the fiscal years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary	Option Awards(1)		Non-Equity Incentive Plan Compensation	All Other Compensation(2)	Total
Sidney B. DeBoer Chairman, CEO and Secretary	2009 2008 2007	$840,000 840,000 840,000	$	— 135,244 222,257	$679,200 — 4,300	$27,266 20,581 31,339	$1,546,466 995,825 1,097,896

Jeffrey B. DeBoer Senior Vice President and CFO	2009 2008 2007	420,000 420,000 420,000		— 119,632 129,650	339,600 — 4,300	15,458 20,364 17,834	775,058 559,966 571,784

Bryan B. DeBoer President and Chief Operating Officer and Director	2009 2008 2007	624,000 624,000 624,000		— 235,772 166,693	493,120 — 3,961	18,157 19,972 23,873	1,135,277 879,744 818,527

R. Bradford Gray Executive Vice President	2009 2008 2007	504,000 564,000 564,000		— 39,383 129,650	206,640 — —	17,339 19,534 21,741	727,979 622,917 715,391

M. L. Dick Heimann Vice Chairman	2009 2008 2007	499,200 499,200 624,000		— 50,635 166,693	209,664 — —	15,550 18,597 19,159	724,414 568,432 809,852

(1)

These amounts reflect the fair value of the awards on the date of grant. The amounts were determined using the Black-Scholes valuation model. See Note 11 of Notes to Consolidated Financial Statements included in our Annual Report for the year ended December 31, 2009 for the valuation assumptions and other information related to our stock and option awards.

(2)	All Other Compensation in 2009 included the following:

Name	Auto Allowance	401(k) Match	Insurance Premiums	Split Dollar VEB	Total
Sidney B. DeBoer	$15,777	$233	$4,185	$7,071	$27,266
Jeffrey B. DeBoer	11,040	233	4,185	—	15,458
Bryan B. DeBoer	13,739	233	4,185	—	18,157
R. Bradford Gray	12,921	233	4,185	—	17,339
M. L. Dick Heimann	11,132	233	4,185	—	15,550

Grants of Plan-Based Awards Table for the Year Ended December 31, 2009

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Sidney B. DeBoer	2/20/09 2/20/09 8/13/09	$150,000 6,300 18,900	$150,000 75,600 75,600	$150,000 630,000 630,000	— — —	— — —	— — —

Jeffrey B. DeBoer	2/20/09 2/20/09 8/13/09	75,000 3,150 9,450	75,000 37,800 37,800	75,000 315,000 315,000	— — —	— — —	— — —

Bryan B. DeBoer	2/20/09 2/20/09 8/13/09	100,000 4,680 14,040	100,000 56,160 56,160	100,000 468,000 468,000	— — —	— — —	— — —

R. Bradford Gray	2/20/09 8/13/09	3,690 11,078	29,520 29,520	246,000 246,000	— —	— —	— —

M. L. Dick Heimann	2/20/09 8/13/09	2,498 7,492	29,952 29,952	249,600 249,600	— —	— —	— —

The 2009 First Half and Second Half Bonus Plans were structured such that the final bonus amount for each period was tied directly to Lithia’s performance for the period and was a single, definitive amount based on the performance criteria attained during the period (see the discussion under “2009 Bonus Plans” above). As a result, depending on which criteria were satisfied, and to what extent, the bonus would range from a minimum of 0.75% (0.50% for Messrs. Heimann and Gray) to a maximum of 150% (100% for Messrs. Heimann and Gray) of base salary if all elements were satisfied at the highest level. Therefore, there is no “target” amount. The target amount set forth in the table above reflects the percentage of bonus that would have been paid if the level of performance attained in 2008 was attained ratably in 2009.

Under the objectives and targets under the First Half and Second Half 2009 Annual Bonus Plans and using actual 2009 results, each named executive officer received 29% in the first half and 55% in the second half of the maximum achievable bonus (in each case, 63% of base compensation for the year, except for Messrs. Heimann and Gray, which are 42% of base compensation for the year).

Outstanding Equity Awards at Year End 2009

The following table sets forth the outstanding equity awards held by the named executive officers as of December 31, 2009:

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date
Sidney B. DeBoer	22,010	—		$16.75	01/06/10
	31,788	—		11.81	12/26/10
	16,000	—		19.24	12/26/11
	16,000	—		15.13	12/26/12
	16,002			29.42	03/11/10
	—	20,001	(1)	27.58	03/10/11
	—	24,000	(2)	31.67	03/10/12
	—	24,000	(3)	28.34	03/09/13
	—	25,000	(4)	9.375	03/10/14
	—	37,500	(5)	9.375	03/10/14
Jeffrey B. DeBoer	24,000	—		16.75	01/06/10
	8,000	—		19.24	12/26/11
	8,000	—		15.13	12/26/12
	8,001	—		29.42	03/11/10
	—	12,000	(1)	27.58	03/10/11
	—	14,000	(2)	31.67	03/10/12
	—	14,000	(3)	28.34	03/09/13
	—	15,000	(4)	9.375	03/10/14
	—	11,250	(5)	9.375	03/10/14
	—	50,000	(6)	5.37	08/11/14
Bryan B. DeBoer	24,000	—		16.75	01/06/10
	8,000	—		19.24	12/26/11
	8,000	—		15.13	12/26/12
	12,000	—		29.42	03/11/10
	—	16,002	(1)	27.58	03/10/11
	—	18,000	(2)	31.67	03/10/12
	—	18,000	(3)	28.34	03/09/13
	—	25,000	(4)	9.375	03/10/14
	—	37,500	(5)	9.375	03/10/14
	—	80,000	(7)	5.37	08/11/14
R. Bradford Gray	28,000	—		16.75	01/06/10
	12,000	—		1.00	12/26/10
	12,000	—		19.24	12/26/11
	12,000	—		15.13	12/26/12
	12,000	—		29.42	03/11/10
	—	14,001	(1)	27.58	03/10/11
	—	14,000	(2)	31.67	03/10/12
	—	14,000	(3)	28.34	03/09/13
	—	14,000	(4)	9.375	03/10/14
	—	4,200	(5)	9.375	03/10/14
M. L. Dick Heimann	22,010	—		16.75	01/06/10
	31,788	—		11.81	12/26/10
	16,000	—		19.24	12/26/11
	16,000	—		15.13	12/26/12
	16,002	—		29.42	03/11/10
	—	18,000	(1)	27.58	03/10/11
	—	18,000	(2)	31.67	03/10/12
	—	18,000	(3)	28.34	03/09/13
	—	18,000	(4)	9.375	03/10/14
	—	5,400	(5)	9.375	03/10/14

(1)	Vests as to 100% of the covered shares on the fifth anniversary of the grant date, which is March 10, 2010.
(2)	Vests as to 100% of the covered shares on the fifth anniversary of the grant date, which is March 10, 2011.
(3)	Vests as to 100% of the covered shares on the fifth anniversary of the grant date, which is March 9, 2012.
(4)	Vests as to 100% of the covered shares on the fifth anniversary of the grant date, which is March 10, 2013

(5)

Vests annually on the anniversary date based on the prior year’s pre-tax net profits of the L-2 division (since terminated), beginning with pre-tax net profits for 2009, at the rate of 15% of the award if the pre-tax net profit threshold is met; between 25%-40% if the 2010 pre-tax net-profit thresholds are met; and between 15%-45% if the 2011 pre-tax net profit thresholds are met.

(6)	Vests as to 25,000 shares on August 11, 2010, 12,500 shares on August 11, 2011 and 12,500 shares on August 11, 2012.
(7)	Vests as to 40,000 shares on August 11, 2010, 20,000 shares on August 11, 2011 and 20,000 shares on August 11, 2012.

Option Exercises and Stock Vested for the Year Ended December 31, 2009

The following table summarizes the number of stock options exercised during 2009 for each named executive officer. The value realized is the actual dollar value the executive received on the exercise date based on the fair market value of the stock on that date. No named executive officers have received restricted stock awards.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)
Sidney B. DeBoer	16,000	$19,200

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Other than as described below, we do not have any employment agreements or any other agreements or understandings with any of the named executive officers that provide for supplemental payments after the executive’s employment terminates.

In December 2008, we entered into change-in-control agreements with Sidney DeBoer, Bryan DeBoer, Jeffrey DeBoer and M.L. Dick Heimann. In the event of termination following a change in control, as defined in the agreements, each of them will receive two times their base salary for the year in which termination occurs. Additionally, each of them will also receive health insurance benefits for the shorter of 24 months or the full COBRA period; and their pro-rata payout under any bonus plan based on the performance levels attained at the time of termination. The pro-rata amount shall be based on the proportion of the service period completed by the executive prior to termination.

In the case of Sidney DeBoer and M.L. Dick Heimann, a change-in-control will not be deemed to have occurred if Sidney DeBoer, Lithia Holding Company, LLC or an affiliate of either owns, votes or controls more than 20% of the stock of the resulting entity after such event.

In addition, all of our stock option and restricted share grant agreements contain provisions that accelerate vesting upon a change in control.

The following table provides quantitative disclosure of payouts to named executive officers assuming a change-in-control and associated triggering events occurred on December 31, 2009 and the price per share of our common stock is the closing market price on that date.

Name	Severance Payments	Severance Related Benefits(1)	Intrinsic Value of Stock Options that Would Vest	Non-Equity Incentive Plan Awards(2)	Total
Sidney B. DeBoer	$1,680,000	$8,118	$—	$529,200	$2,217,318
Jeffrey B. DeBoer	840,000	7,592	142,500	264,600	1,254,692
Bryan B. DeBoer	1,248,000	6,582	228,000	393,120	1,875,702
R. Bradford Gray	984,000	7,108	—	206,640	1,197,748
M.L. Dick Heimann	998,400	8,252	—	209,664	1,216,316

(1)	Based on current cost of providing 18 months (the full COBRA period) of COBRA benefits for the named executive officers.
(2)	The amount is based on the performance levels attained under the 2009 Bonus Plans, which was 42% of the maximum bonus available (see discussion on 2009 Bonus Plans above).

COMPENSATION OF DIRECTORS

The following table summarizes cash compensation paid to the non-employee members of our Board of Directors during calendar 2009, and equity grants awarded during 2009. The stock and option awards will be earned over the 2009/2010 Board service period.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	Total
Thomas Becker	$56,000	$35,894	$4,686	$96,580
Susan O. Cain(2)	31,000	31,343	11,776	74,119
William L. Glick	56,000	33,134	4,686	93,820
Charles R. Hughes(3)	22,000	33,134	4,686	59,820
Maryann N. Keller(4)	22,000	—	—	22,000
A.J. Wagner(3)	25,000	33,134	4,686	62,820

(1)

The amounts set forth in the stock awards and option awards columns reflect the fair value of all awards granted to each person during 2009. See Note 11 of Notes to Consolidated Financial Statements included in our Annual Report for the year ended December 31, 2009 for the valuation assumptions and other information related to our stock and option awards.

(2)	Ms. Cain joined the Board in June 2009.
(3)	Messrs. Hughes and Wagner retired from the Board in June 2009.
(4)	Ms. Keller left the Board upon the expiration of her term in April 2009.

Directors serve from annual meeting to annual meeting rather than on a calendar year and, accordingly, the cost of the Directors’ services is accounted for over the service year as earned. The fees reflected in the column “Fees Earned or Paid in Cash” in the above table are the actual fees earned in 2009. The option and stock awards reflect the fair value of awards granted during 2009. All stock and option awards are granted pursuant to a previously approved compensation package for Board members. Stock awards (restricted stock units) and the stock options are granted at the beginning of the service period but earned (vest) over the service period. The amounts reflected in the columns “Stock Awards” and “Option Awards” are the value of the awards granted in 2009; however, because Directors serve from annual meeting to annual meeting, only approximately half of this amount is attributable to services performed in 2009, the other half being attributable to 2010. Amounts attributable to service in the first half of 2009 are not reflected in the table.

Under the Outside Directors Nonqualified Deferred Compensation Plan adopted by the Board on November 22, 2005, non-employee Directors may elect to defer receipt of all or any portion of their Board service compensation. If stock compensation is deferred, the director’s deferral account, which is maintained for accounting purposes only, will be credited with the stock and any cash or stock dividends, stock splits or the like that would have been paid or issuable with respect to the deferred shares. The cash component of the deferral account, including all deferred cash compensation and other cash interest and dividends credited to the account, will accrue interest at an annual rate equal to weighted average rate paid on our new car flooring lines by reference to such rate as of the last business day of the preceding year. The deferred compensation will be paid to the director based on the director’s election prior to the deferral.

Equity incentive awards outstanding at December 31, 2009 for each non-employee Director were as follows:

Name	Unvested Stock Awards	Option Awards
Thomas Becker	11,130	18,000
Susan O. Cain	3,571	1,833
William L. Glick	10,274	3,667

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 11, 2010, certain information with respect to ownership of our common stock of (i) each director, (ii) each executive officer, (iii) all persons known by us to be beneficial owners of more than 5% of any class of our common stock, and (iv) all current executive officers and Directors as a group.

Shareholder	Class(1)	Number of Shares(2) (3)	Percent of Shares Outstanding(3)
Lithia Holding Company, LLC(4) (5)	Class B	3,762,231	100%

Sidney B. DeBoer(4) (5)	Class A Class B	206,297 3,762,231	* 100%

FMR LLC(6) 82 Devonshire Street Boston, Massachusetts 02109	Class A	2,528,185	11.43%

BlackRock, Inc. (7) 40 East 52nd Street New York, New York 10022	Class A	1,654,616	7.48%

Dimensional Fund Advisors LP(8) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	Class A	1,490,427	6.74%

Royce & Associates, LLC(9) 1414 Avenue of the Americas New York, New York 10019	Class A	1,168,450	5.28%

Invesco Ltd. (10) 1555 Peachtree Street NE Atlanta, Georgia 30309	Class A	1,146,712	5.09%

M. L. Dick Heimann (4) (5)	Class A	337,877	1.53%
R. Bradford Gray (4) (5)	Class A	95,713	*
Bryan B. DeBoer (4) (5)	Class A	36,602	*
Jeffrey B. DeBoer(4) (5)	Class A	43,853	*
Thomas Becker (4)	Class A	52,862	*
William L. Glick(4)	Class A	19,601	*
Susan O. Cain(4)	Class A	6,404	*
All current executive officers and Directors as a group (8 persons)	Class A Class B	799,209 3,762,231	3.61 100	% %
Combined Class A ownership assuming conversion of all Class B shares for all current officers and Directors as a group (8 persons)

*	Less than one percent

(1)

The Class A common stock is entitled to one vote per share and the Class B common stock is entitled to 10 votes per share and is convertible into Class A common stock on a share-for-share basis at the option of the holder thereof or under certain other circumstances.

(2)	Includes shares subject to options exercisable within 60 days of March 11, 2010, shares held in 401(k) accounts and shares held by spouses as follows:

Name	Options exercisable within 60 days	Shares held in 401(k) account	Shares held by spouse
Sidney B. DeBoer	52,001	—	—
M. L. Dick Heimann	81,788	84,005	15,964
R. Bradford Gray	50,001	—	—
Bryan B. DeBoer	32,002	—	—
Jeffrey B. DeBoer	28,000	3,142	—
Thomas Becker	15,000	—	—
William L. Glick	3,667	—	—
Susan O. Cain	1,833	—	—
All current executive officers and Directors as a group (8 persons)	249,292	87,147	15,964

Mr. Sidney DeBoer’s shares and the all current executive officers and Directors as a group shares also include 79,500 Class A shares held by the DeBoer Family LLC and all Class B shares held by Lithia Holding Company, LLC, which Mr. Sidney DeBoer controls.

(3)

Applicable percentage of ownership is based on 22,112,864 shares of Class A common stock outstanding and 3,762,231 shares of Class B common stock outstanding as of March 11, 2010, together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Unless otherwise indicated, the beneficial owner is deemed to have sole voting and dispositive power with respect to all shares held. Shares of common stock subject to options currently exercisable or exercisable within 60 days after March 11, 2010 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(4)

The shares owned by each executive officer may be held in a brokerage account and certain executive officers may have margin loans secured by the entire account assets, which could include shares of Class A Common stock that could be sold by the broker to satisfy a potential margin call. Additionally, 3,762,231 shares of Class B common stock are pledged together with other assets of Sidney B. DeBoer to secure a loan in the amount of $10.5 million. Each listed person can be reached c/o 360 E. Jackson Street, Medford, Oregon 97501.

(5)

Sidney DeBoer, as the manager of Lithia Holding Company and pursuant to the terms of its operating agreement, has the sole voting and investment power with respect to all of the Class B common stock. Accordingly, all shares held by Lithia Holding Company are deemed beneficially owned by him. The following table gives tabular information regarding the ownership of Lithia Holding Company, LLC:

	Units Owned
Unit Holder	Number	Percent
DeBoer Family LLC	46,167	48.9%
Heimann Family LLC	34,875	36.9%
R. Bradford Gray	7,000	7.4%
DeBoer Insurance, LLC	4,990	5.3%
Sidney B. DeBoer Trust	1,425	1.5%

	94,457	100.0%

Sidney B. DeBoer is the manager of the DeBoer Family LLC, whose members include Mr. DeBoer, his spouse and other family members. M.L. Dick Heimann is the manager of the Heimann Family LLC, whose members include Mr. Heimann and other family members. Bryan DeBoer is the manager of DeBoer Insurance, LLC, whose members are Bryan B. DeBoer, Jeffrey B. DeBoer and Mark D. DeBoer. Sidney B. DeBoer is the trustee and owner of the Sidney B. DeBoer Trust.

(6)

Based solely on information provided on Schedule 13G/A filed with the Securities and Exchange Commission by FMR LLC (“FMR”). FMR has sole dispositive power with respect to all 2,528,185 shares and sole voting power with respect to 234,380 shares.

(7)

Based solely on information provided on Schedule 13G filed with the Securities and Exchange Commission by BlackRock, Inc. (“BlackRock”), a parent holding company. BlackRock has sole voting and dispositive power with respect to all 1,654,616 shares.

(8)

Based solely on information provided on Schedule 13G/A filed with the Securities and Exchange Commission by Dimensional Fund Advisors LP (“Dimensional”), a registered investment adviser. Dimensional has sole voting power with respect to 1,456,139 shares and sole dispositive power with respect to all 1,490,427 shares.

(9)

Based solely on information provided on Schedule 13G/A filed with the Securities and Exchange Commission by Royce & Associates, LLC (“Royce”), a registered investment adviser. Royce has sole voting and dispositive power with respect to all 1,184,360 shares.

(10)

Based solely on information provided on Schedule 13G/A filed with the Securities and Exchange Commission by Invesco Ltd., a holding company. Invesco Ltd. has sole voting and dispositive power with respect to all 1,146,712 shares.

SHAREHOLDER AND OTHER INTERESTED PARTIES COMMUNICATIONS WITH DIRECTORS

The Board of Directors has adopted a Shareholder and Interested Party Communication Policy to promote more efficient shareholder and interested party communications with the Board and management. Our Investor Relations Department is responsible for receiving and routing all shareholder and interested party communications. Corporate governance issues are the responsibility of the Corporate Governance Committee. Our Audit Committee handles concerns or allegations regarding possible violations of accounting or financial reporting matters. Management is the more appropriate group for handling all other matters and we encourage you to contact them accordingly.

All correspondence with the Board of Directors or its members must be in writing, directed to the attention of either the Board of Directors or an individual director and delivered to: Investor Relations Department, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501. A complete copy of our Shareholder Communications Policy is available on our website at www.lithia.com and interested persons may obtain a written copy from the Investor Relations Department.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee reviews all potential conflicts of interest and transactions with related parties. Our Code of Business Conduct and Ethics imposes an obligation on each Director and executive officer to disclose any potential conflict of interest involving such person and Lithia. Further, each director and named executive officer signs a detailed questionnaire used in the preparation of this proxy statement, which requires the disclosure, among other things, of any related party transaction. The Audit Committee reviews and approves all non-employment transactions. The Compensation Committee reviews and approves all compensation arrangements with related parties.

In 2009, Mark DeBoer, Vice President of Real Estate, son of CEO, Sidney B. DeBoer, and brother of President, Bryan B. DeBoer, and of CFO, Jeffrey B. DeBoer, received a salary of $398,736 and other compensatory arrangements totaling $93,260. The salary and other compensatory arrangements were reviewed and ratified by the Compensation Committee.

During 2009, we owned and operated corporate aircraft for business use. The Board of Directors has adopted a policy permitting a limited number of executives to lease the aircraft under a “dry-lease” arrangement on terms made available to other third parties and at a rate believed by the Compensation Committee to be fair and in our best economic interest. During 2009, the aircraft was not used under the “dry-lease” arrangement.

In addition to the Split Dollar Agreement discussed above under “Other Compensation” in the Compensation Discussion and Analysis, we maintain a Split Dollar Agreement with our CEO, Sidney B. DeBoer, under which his named beneficiary would receive $6.0 million of death benefits under a $37.3 million key-man life insurance policy owned by us. Pursuant to the agreement, he pays his pro rata share of the premium due on this term life insurance policy. No compensation is deemed received by him as a result of this arrangement.

On December 31, 2009, we entered into an option agreement with our Vice Chairman, Dick Heimann. Under the terms of the option agreement, Mr. Heimann may purchase our Volkswagen and Nissan franchises in Medford, Oregon, and acquire their operations, including inventories and equipment, at valuations set forth in our standard form of agreement, which we believe approximate fair value at the time of exercise. Any purchased real estate will be priced at the then fair market value. Existing leases, if any, will be assumed at the time of exercise of the option. The purchase price for the intangible assets (manufacturers’ franchise rights) is set at zero in the agreement. The option can be exercised by Mr. Heimann at any time prior to December 31, 2012. No consideration was received in exchange for this option. Further, Robert Sacks, Mr. Heimann’s son-in-law, transferred to be the general manager of these stores effective January 2010 at an annual salary of $180,000, under a standard compensation plan provided to our other general managers. The option agreement and other provisions in the succession plan were approved by the Audit Committee and the full Board of Directors.

CODE OF ETHICS

We adopted a Code of Business Conduct and Ethics that applies to all of our Directors, officers and employees, including our principal executive, financial and accounting officers. A complete copy of our Code of Business Conduct and Ethics is available on our website at www.lithia.com, or you may request a copy by mail from our Investor Relations Department, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501. We intend to publicly disclose all amendments to and waivers of the Code of Business Conduct and Ethics on our website.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Although Sidney DeBoer, our Chief Executive Officer, served on our Board of Directors in 2009 and participated in compensation discussions, he did not participate in any deliberations or decisions regarding his own compensation. During 2009, none of our executive officers served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors reports to the Board and is responsible for assisting the Board in fulfilling its oversight responsibilities relating to (a) the preparation and integrity of Lithia’s financial statements; (b) the engagement of the independent registered public accounting firm and the evaluation of their performance, qualifications and independence; (c) the implementation and evaluation of Lithia’s internal accounting and financial controls, procedures and policies; and (d) the compliance with certain legal and regulatory requirements, including programs and policies established by management or the Board. The current charter is available on our website at www.lithia.com.

In discharging our responsibilities, we have met with Lithia’s management and its independent registered public accounting firm, KPMG LLP, to review Lithia’s accounting functions and the audit process. We discussed and reviewed with the independent registered public accounting firm all matters that the independent registered public accounting firm was required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, regarding communications with audit committees. We also discussed and reviewed the results of the independent registered public accounting firm’s audit of Lithia’s financial statements, the quality and adequacy of Lithia’s internal control and issues relating to auditor independence. We also obtained a formal written statement relating to independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee,” and discussed with the auditors any relationships that may impact their objectivity and independence.

Based on our review and discussions with Lithia’s management and independent registered public accountants, we recommended to the Board that the audited financial statements be included in Lithia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

We also meet regularly with Lithia’s internal audit manager to review the nature and extent of Lithia’s internal controls, the review procedures performed by internal audit regarding such controls and the frequency and results of such reviews. We note that a follow-up procedure is in place to monitor any corrective actions that have been recommended.

Submitted by:

Susan O. Cain (Chairman), Thomas Becker and William L. Glick

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, (“Section 16”) requires our executive officers and Directors and all persons who beneficially own more than 10% of our common stock (referred to as “ten percent shareholders”) to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of beneficial ownership and all subsequent changes in their ownership of our common stock and other equity securities.

Based solely on the review of copies of the forms provided to us and the representations by the executive officers and Directors, we believe, to the best of our knowledge, that all Section 16(a) filing requirements were met for fiscal year ended December 31, 2009.

OTHER BUSINESS AND SHAREHOLDER PROPOSALS

We know of no other business to be conducted at the Annual Meeting. Proposals intended to be presented by any shareholder at our 2011 Annual Meeting must be received by us in writing at our principal office no later than November 19, 2010 (120 days prior to the anniversary of the mailing of the prior years’ Notice of Internet Availability) and must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in our proxy statement for that meeting.

FORM 10-K

We will provide, without charge, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Written requests should be mailed to the attention of Investor Relations, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501. You may also find our Form 10-K on our website at www.lithia.com.

Dated: March 19, 2010

LITHIA MOTORS, INC. 360 E. JACKSON ST. MEDFORD, OR 975015289 ATTN: KANDI RIDER

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		0	0	0

1.	Election of Directors
	Nominees
01	Sidney B. DeBoer 02 Thomas Becker 03 Susan O. Cain 04 Bryan B. DeBoer 05 William J. Young

The Board of Directors recommends you vote FOR the following proposal(s):							For	Against	Abstain
2	To approve an amendment to the Lithia Motors, Inc. Amended and Restated 2003 Stock Incentive Plan.						0	0	0
3	To ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2010.						0	0	0
NOTE: At the discretion of the proxy holder, on such other business as may properly come before the meeting and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

LITHIA MOTORS, INC.

Revocable Proxy for Annual Meeting of Shareholders to be Held

on April 28, 2010

The undersigned hereby appoints Sidney B. DeBoer and M. L. Dick Heimann, and each of them, proxies of the undersigned, each with full power of substitution to represent and to vote on behalf of the undersigned all shares of Class A Common Stock of Lithia Motors, Inc. at the annual meeting to be held at 8:30 a.m. on Wednesday, April 28, 2010, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.

Continued and to be signed on reverse side